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                                                                   Exhibit 10.32

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement"), made as of the 2nd day of August, 2004 (the "Effective Date"), by and between Terayon Communications Systems, Inc., a Delaware corporation (the "Company"), and Edward Lopez (the "Executive");

                          W I T N E S S E T H   T H A T:

      WHEREAS, Executive is currently employed by the Company;

      WHEREAS, the Company and Executive desire for this Employment Agreement to set forth certain terms and conditions that shall apply to Executive's employment; and

      WHEREAS, the Executive has a Severance Agreement with the Company dated January 14, 2003 (the "Change of Control Agreement");

      NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

      1. Employment.

            (a) While employed by the Company, Executive shall devote his full time and attention and his best efforts to the performance of his duties, subject to direction by the Company, and to such other duties as may be reasonably requested or assigned by the Company.

            (b) Executive's employment with the Company shall be on an at-will basis and may be terminated by either the Company or Executive at any time, with or without notice and with or without cause, subject to the provisions of
Section 3 below and/or Executive's Change of Control Agreement, as amended herein. All benefits and perquisites of employment will cease as of the date Executive's employment is terminated for any reason, subject to the provisions of Section 3 below and/or Executive's Change of Control Agreement, as amended herein.

      2. Compensation and Benefits. While employed by the Company, Executive's annual base salary shall continue to be $230,000.00 ("Base Salary"), which shall be paid in accordance with the Company's normal payroll cycle. Moreover, Executive shall continue to be eligible to participate in the Company's incentive compensation plan(s) if and when established by the Board of Directors of the Company and on the terms and conditions set forth in any such plan. During Executive's employment, Company will continue to provide Executive with employee benefits under the Company's health and welfare benefit plans generally provided to other similarly-situated employees, subject to the terms and conditions of each such plan. Executive will accrue paid vacation and will be granted paid sick leave, in accordance with the

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vacation and sick leave policies of Company in effect for similarly-situated employees from time to time.

      3. Compensation and Benefits Following Termination. In the event that Executive (y) voluntarily resigns from employment after October 1, 2004 for "Good Reason" (as defined in Executive's Change of Control Agreement) or for any other reason whatsoever, or (z) is involuntarily terminated by the Company without "Cause" (as defined in Executive's Change of Control Agreement) at any time following the Effective Date of this Agreement, the Company shall provide Executive with the following compensation and benefits described in Sections 3(a)-(d) (collectively referred to as the "Severance Benefits") in consideration for and subject to his having complied with the terms and conditions hereof, and subject to Executive having first signed the Release attached hereto as Exhibit A following the effective date of his resignation or termination (the "Termination Date") and having not revoked his release of ADEA claims under that
Release:

            (a) The Company shall pay Executive a lump sum severance payment (the "Severance Payment"), the gross amount of which will be equal to Three Hundred Forty Five Thousand Dollars ($345,000.00), consisting of (i) twelve (12) months' pay at Executive's current Base Salary ($230,000.00 per year), plus (ii) an amount equal to Executive's target annual bonus for 2003 ($115,000.00). The Severance Payment described in this paragraph shall be subject to required taxes and withholdings, and shall be paid to Executive in a lump sum within ten (10) business days after Executive signs the Release attached hereto as Exhibit A, provided that Executive does not revoke his release of ADEA claims under that Release.

            (b) For a period of one year following the Termination Date, the Company will continue to provide Executive and Executive's dependents and beneficiaries with the same employee benefits for which Executive was enrolled immediately prior to the Termination Date under the Company's health, disability, life insurance and other welfare benefit plans, and will continue to pay for Executive's and Executive's dependents' and beneficiaries' participation in such welfare benefit plans to the same extent as the Company did immediately prior to the Termination Date; provided, however, Executive's health insurance shall be continued through COBRA (so long as Executive properly elects continued coverage under COBRA) and Company shall pay for Executive's COBRA premiums for the foregoing one-year period following the Termination Date. The coverage and benefits (including deductibles and costs) provided in this Section 3(b) during the foregoing one-year period shall be no less favorable to Executive and Executive's dependents and beneficiaries than the coverages and benefits at the time immediately prior to the Termination Date.

            (c) For a period of one year following the Termination Date, the Company shall, at its expense, provide Executive with outplacement and career counseling services of the Executive's choice (the "Outplacement Benefits"), provided, however, that the Company's obligation to pay for the Outplacement Benefits shall in no event exceed an aggregate amount equal to 25% of Executive's Base Salary ($230,000.00 per year). Executive may elect not to use the Outplacement Benefits to be provided to him under this Section 3(c), so long as Executive provides the Company with written notice his election not to use such Benefits within 30 days of

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his Termination Date. If Executive elects not to use the Outplacement Benefits to be provided to him under this Section 3(c) and provides the Company with timely notice of his election (as set forth above), the Company shall pay Executive a lump sum payment equal to $57,500 (25% of Executive's Base Salary of $230,000.00 per year) within ten (10) business days of Company's receipt of Executive's written notice.

            (d) Vesting of Executive's outstanding unvested stock options for a period of one year following the Termination Date (the "Vesting Acceleration Period") shall be accelerated. The vesting of any unvested stock options not so accelerated shall otherwise cease at the Termination Date. Following the Termination Date, Executive shall be entitled to exercise any vested stock options (inclusive of any stock options the vesting of which is accelerated pursuant to the foregoing sentence) for a period not later than twelve (12) months following the Termination Date, notwithstanding anything to the contrary in the terms and conditions of the applicable stock option plan(s) and agreement(s) for each such option (such stock option plan(s) and agreement(s) collectively referred to hereinafter as the "Stock Option Documents").

            (e) Executive acknowledges and agrees that the Severance Benefits to be provided to him under Sections 3(a)-(d) above constitute reasonable and adequate consideration for his covenants and obligations under this Agreement. Executive further acknowledges and agrees that he will not be entitled to receive or accrue any right to any other compensation or employee benefits following the Termination Date, except as otherwise set forth in this Agreement or in his Change of Control Agreement (as amended herein). The Severance Benefits to be provided to Executive under Sections 3(a)-(d) above shall offset and reduce any severance payments or benefits that Executive is to receive or has received pursuant to his Change of Control Agreement, and Executive shall not receive any Severance Benefits pursuant to this Section 3 if Executive already is to receive or already has received any severance payments or benefits under his Change of Control Agreement.

            (f) Executive understands and agrees that he shall not be entitled to the Severance Benefits described in Sections 3(a)-(d) above if he voluntarily resigns from employment for any reason before October 1, 2004. Notwithstanding the foregoing, the Company may, in its discretion, terminate Executive's employment before October 1, 2004, subject to the terms and conditions of this
Section 3. In the event that Executive voluntarily terminates his employment for any reason before October 1, 2004 or the Company terminates Executive's employment for "Cause" (as defined in Executive's Change of Control Agreement) at any time following the Effective Date of this Agreement, the Company shall pay Executive all compensation due and owing through the date his employment is terminated, and shall have no further obligations under this Agreement. For purposes of this Agreement, a termination of Executive's employment due to death or Disability (as defined in Executive's Change of Control Agreement) shall not constitute a termination without "Cause" and a termination for either of those reasons shall be treated in a manner consistent with the terms of Executive's Change of Control Agreement.

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      4. Mutual Release of Claims.

            (a) In exchange for the consideration described above and subject to Executive's right and the rights of his heirs, successors and assigns to enforce Executive's Indemnity Agreement (as defined below), Change of Control Agreement and Stock Option Documents, Executive (on behalf of himself and his heirs, successors and assigns) hereby releases, covenants not to sue, and forever discharges Company, its subsidiaries, divisions, parent and/or affiliated corporations or entities, and each of their current and former directors, officers, shareholders, agents, employees, attorneys, heirs, assigns, predecessors and successors, (the "Company Released Parties"), of and from any and all claims, demands, actions and causes of action, liabilities, losses, costs, attorneys fees or expenses, known or unknown, suspected or unsuspected, that Executive now has, or may ever have against the Company Released Parties, or any of them, that arise out of, or are in any way related to: (1) Executive's employment by the Company; (2) any changes or modifications as to the terms of Executive's employment with the Company; and (3) any transactions, occurrences, acts or omissions by the Company Released Parties, or any of them, occurring prior to Executive's execution of this Agreement. Without limiting the foregoing, Executive understands and agrees that the foregoing release provisions waive and release claims alleging violations of any federal or state employment discrimination law, including without limitation Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family Medical Leave Act, the California Fair Employment and Housing Act, as well as claims arising out of or related to any alleged violations of state and federal wage and hour laws, all common law and statutory claims, including without limitation, breach of contract, fraud, violation of public policy, unfair competition and business practices, defamation, infliction of emotional distress, invasion of privacy, wrongful termination, or any other state or federal law, rule, or regulation, and any claims for attorneys' fees and costs.

            (b) Executive further acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act ("ADEA") and that this waiver and release is knowing and voluntary. Executive further acknowledges by this writing that: (a) he is waiving rights or claims for age discrimination under the ADEA in exchange for the payments described herein, which are in addition to anything of value to which he otherwise is entitled;
(b) he has been given an opportunity to consider fully the terms of this Agreement for twenty-one (21) days, although he is not required to wait twenty-one (21) days before signing this Agreement; (c) he has been advised by an attorney of his choosing regarding the terms and conditions of this Agreement; (d) he understands he has seven (7) days in which to revoke his release of ADEA claims within seven (7) days of signing this Agreement, provided, however, that his release and waiver of all other claims will become effective when he executes this Agreement and, provided further, that Executive shall not be entitled to receive the Severance Benefits under Section 3 above if he revokes his release of ADEA claims under this Section 4(b).

            (c) Company on behalf of itself and the Company Released Parties hereby releases Executive, covenants not to sue, and forever discharges Executive, his heirs, successors, agents and attorneys (the "Executive Released Parties") of and from any and all claims, demands, actions and causes of action, liabilities, losses, costs, attorneys fees or expenses, known or unknown, suspected or unsuspected, that Company and the other Company Released

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Parties now has, or may ever have against the Executive Released Parties, or any of them, that arise out of, or are in any way related to: (i) Executive's employment by Company, (ii) any changes or modifications as to the terms of Executive's employment with the Company, and (iii) any transactions, occurrences, acts or omissions by the Executive Released Parties or any of them occurring prior to the execution of this Agreement ("Claims"), and Company agrees to indemnify and hold harmless Executive Released Parties from any Claims made by any Company Released Party. Without limiting the foregoing, Company understands and agrees that the foregoing provisions waive and release and indemnify against all common law and statutory claims, including without limitation, breach of contract, fraud, violation of public policy, unfair competition and business practices, defamation, infliction of emotional history, invasion of privacy, or any other state or federal law, rule or regulation, and any claim for attorneys' fees and costs.

            (d) Notwithstanding the foregoing, the above releases shall not affect (i) any rights of the Executive to the enforcement of the terms of the Indemnity Agreement (as hereafter defined), the Change of Control Agreement, the Stock Option Documents and this Agreement or in respect of any malfeasance or fraud on the part of the Company or the Company Released Parties, and (ii) any rights of the Company to the enforcement of the terms of the PIIAA (as hereafter defined) and this Agreement or in respect of any malfeasance or fraud on the part of the Executive or the Executive Released Parties.

            (e) Section 1542 Waiver. Executive acknowledges that he is aware of and familiar with the provisions of Section 1542 of the California Civil Code, which provides as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor." Executive hereby waives and relinquishes all rights and benefits that he may have under Section 1542 of the California Civil Code, or the law of any other state or jurisdiction, or common law principle, to the same or similar effect.

      5. Proprietary Information and Invention Assignment Agreement. Executive acknowledges he signed a Proprietary Information and Invention Assignment Agreement ("PIIAA") as a condition of his employment with the Company, a copy of which is attached hereto as Exhibit B. Executive further acknowledges that his PIIAA shall continue to remain in effect following the effective date of this Employment Agreement, and that he shall continue to be bound by the PIIAA following the termination of his employment for any reason.

      6. Indemnity Agreement. Company acknowledges that it made and entered into on July 7, 2004, an Indemnity Agreement with Executive ("Indemnity Agreement") as a condition of his employment with the Company. Company further acknowledges that, notwithstanding any other provision of this Agreement, Company shall continue to be bound by the Indemnity Agreement following the effective date of this Agreement and that the Indemnity Agreement shall survive such effective date.

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      7. Assignment; Successors and Assigns. Executive agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Executive's rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

      8. Entire Agreement. The terms of this Agreement and the attached Exhibits are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement, except to the extent that the provisions of any such agreement are expressly referred to in this Agreement as having continued effect. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement. This Agreement fully supersedes any prior or contemporaneous agreements representations, or understandings between Executive and the Company, whether written or oral. Notwithstanding the foregoing, Executive's Change of Control Agreement shall remain in effect as amended herein and as so amended the Severance Benefits to be provided to Executive under this Agreement shall reduce the amount of any compensation and severance benefits that Executive may be entitled to receive under the Change of Control Agreement, as described more fully in Section 9 below.

      9. Amendment of Change of Control Agreement. Executive and Company hereby amend Section 3.1(d) of Executive's Change of Control Agreement such that it reads as follows: "Notwithstanding the provisions of Section 3.2(a) and (b) below, Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, provided, however, that the payments and benefits to be provided to Executive under Sections 3.1(i)-(v) above shall be offset and mitigated by the Severance Benefits that Executive is to receive or has received under Section 3 of the Employment Agreement between him and the Company dated as of August 2, 2004."

      10. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and by the Chief Executive Officer of the Company. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power
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hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

      11. Severability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

      12. Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California without regard to principles of conflicts of laws. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, California. Each party to this Agreement (a) expressly and irrevocably consents and submits to the jurisdiction of the state and federal courts located in County of Santa Clara, California in connection with any such legal proceeding, (b) agrees that each state and federal court located in the County of Santa Clara County, California shall be deemed to be a convenient forum; and (c) agrees not to assert, by way of motion, as a defense or otherwise, in any such legal proceeding commenced in any state or federal court located in the County of Santa Clara, California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

      13. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one and same document.

      14. Acknowledgments. Executive acknowledges, consents and agrees that (a) he has consulted with independent counsel of his own choice or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE:                                  TERAYON COMMUNICATION SYSTEMS, INC.:

By: /s/Edward Lopez                         By: /s/David Woodrow
    --------------------                        --------------------------------
       Edward Lopez

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                                    EXHIBIT A

                          RELEASE AND WAIVER OF CLAIMS

      In exchange for providing me with the Severance Benefits described in
Section 3 of my Employment Agreement with Terayon Communications Systems, Inc. (the "Company"), to which this form is attached, I, Edward Lopez, hereby furnish the Company with the following release and waiver ("Release"):

      I (on behalf of myself and my heirs, successors and assigns) hereby release, covenant not to sue, and forever discharge the Company, its subsidiaries, divisions, parent and/or affiliated corporations or entities, and each of their current and former directors, officers, shareholders, agents, employees, attorneys, heirs, assigns, predecessors and successors, (the "Released Parties"), of and from any and all claims, demands, actions and causes of action, liabilities, losses, costs, attorneys fees or expenses, known or unknown, suspected or unsuspected, that I now have, or may ever have against the Released Parties, or any of them, that arise out of, or are in any way related to: (1) my employment by the Company; (2) the termination of my employment with the Company; and (3) any transactions, occurrences, acts or omissions by the Released Parties, or any of them, occurring prior to my execution of this Release. Without limiting the foregoing, I understand and agree that the foregoing release provisions waive and release claims alleging violations of any federal or state employment discrimination law, including without limitation Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family Medical Leave Act, the California Fair Employment and Housing Act, as well as claims arising out of or related to any alleged violations of state and federal wage and hour laws, all common law and statutory claims, including without limitation, breach of contract, fraud, violation of public policy, unfair competition and business practices, defamation, infliction of emotional distress, invasion of privacy, wrongful termination, or any other state or federal law, rule, or regulation, and any claims for attorneys' fees and costs.

      I understand and agree this Release specifically covers known and unknown claims, and hereby waive my rights under Section 1542 of the California Civil Code or under any other comparable law of another jurisdiction that limits a general release to claims that are known to exist at the date of this agreement.
Section 1542 of the California Civil Code states as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

      I acknowledge that I am also waiving and releasing any rights I may have under the Age Discrimination in Employment Act (the "ADEA"), that this waiver and release is knowing and voluntary. I also acknowledge by this writing that:
(a) I am waiving rights or claims for age discrimination under the ADEA in exchange for the payments described herein, which are in addition to anything of value to which I otherwise am entitled; (b) I have been given an opportunity to consider fully the terms of this Release for twenty-one (21) days, although I am not required to wait twenty-one (21) days before signing this Release; (c) I have been advised to consult with an attorney of my choosing before signing this Release; (d) I understand I have

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seven (7) days in which to revoke my release of ADEA claims within seven (7)
days of signing this Release, provided, however, that my release and waiver of all other claims will become effective when I execute this Release, and provided further, that I shall not be entitled to the Severance Benefits under Section 3 of my Employment Agreement if I revoke my release of ADEA claims under this Release.

      Notwithstanding the foregoing, this releases shall not affect (i) any rights I have to the enforcement of the terms of my Indemnity Agreement, Change of Control Agreement, Stock Option Documents and Employment Agreement, each with the Company, or in respect of any malfeasance or fraud on the part of the Company or the Company Released Parties, and (ii) any rights of the Company to the enforcement of the terms of my Proprietary Information and Invention Assignment Agreement with the Company and my Employment Agreement or in respect of any malfeasance or fraud on the part of the Executive or the Executive Released Parties.

      I understand and agree that I shall continue to be bound by my obligations under my Proprietary Information and Inventions Agreement with the Company following the termination of my employment for any reason, and that my receipt of the Severance Benefits under Section 3 of my Employment Agreement is contingent upon my fulfillment of and continued adherence to those obligations.

      Finally, I acknowledge that (a) I have read this Release or have been afforded every opportunity to do so, (b) I am fully aware of the its contents and legal effect, and (c) I have chosen to enter into it freely, without coercion and based upon my own judgment and not in reliance upon any promises made by the Company other than those contained therein.

Date: _____________________________                  ___________________________
                                                            Edward Lopez

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                                    EXHIBIT B

          [PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT]